Exhibit 99.1

                                            CNL
                                            Retirement Properties, Inc.

                                            CNL Center at City Commons
                                            450 South Orange Avenue
                                            Orlando, Florida 32801-3336
                                            tel (407) 835-3200   (800) 522-3863
                                            fax (407) 835-3232
                                            www.cnlonline.com


News Release

FOR INFORMATION CONTACT:
Lauren Harris
Director of Marketing
CNL Real Estate Services, Inc.                      FOR IMMEDIATE RELEASE
(407) 650-1205                                      December 29, 2003


         CNL RETIREMENT PROPERTIES, INC. FINALIZES THE ACQUISITION OF 25 SENIORS' HOUSING FACILITIES FROM EDENCARE SENIOR LIVING SERVICES, LP

ORLANDO, FL - CNL Retirement Properties, Inc. ("CNL"), a leading real estate investment trust in the seniors' housing industry, today announced it has acquired 22 seniors' housing facilities from EdenCare Senior Living Services, LP ("EdenCare") for approximately $172 million. Sunrise Senior Living, Inc. (NYSE:
SRZ) will manage the 22 properties under long-term management agreements and Harbor Retirement Associates, LLC will serve as the tenant.

In a separate transaction, CNL has acquired three seniors' housing facilities from EdenCare for $27 million. Harbor Retirement Associates, LLC will lease and operate the three properties under long-term agreements.

Additionally, CNL has acquired Dogwood Forest of Dunwoody from 7400 Peachtree Dunwoody Road, LLC. The facility features 66 units and offers both Assisted Living and Alzheimer's care. Sunrise Senior Living, Inc. will manage the property under a long-term management agreement and Solomon Holdings II - Dogwood Forest, LLC will serve as the tenant.

CNL Retirement Properties, Inc. is an affiliate of CNL Financial Group, Inc., and specializes in the acquisition of quality independent and assisted living communities and continuing care retirement communities. Currently, CNL's total portfolio consists of 119 properties with over 12,000 units in 27 states.

Headquartered in Orlando, Florida, CNL Financial Group, Inc. is one of the nation's largest, privately held real estate investment and finance companies. CNL Financial Group, Inc. and the entities it has formed or acquired have over $9 billion in assets, representing more than 3,000 properties in 49 states.

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Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

Certain statements and information included in this release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about future events. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements. The Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Although the Company believes its current expectations are based upon reasonable assumptions, the Company can give no assurance that expectations will be attained or that actual results will not differ materially.